UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2008

HUNTSMAN CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-32427	42-1648585
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation or Organization)		Identification No.)

HUNTSMAN INTERNATIONAL LLC

(Exact name of registrant as specified in its charter)

Delaware	333-85141	87-0630358
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation or Organization)		Identification No.)

500 Huntsman Way
Salt Lake City, Utah		84108
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, including Area Code: (801) 584-5700

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Settlement Agreement

On December 14, 2008, Huntsman Corporation (the “Company”), Jon M. Huntsman and Peter R. Huntsman (collectively, the “Huntsman Parties”) and certain stockholders affiliated with the Huntsman family (the “Huntsman Family Stockholders”) entered into a Settlement Agreement and Release (the “Settlement Agreement”) with Hexion Specialty Chemicals, Inc. (“Hexion”), Hexion LLC, Nimbus Merger Sub, Inc., and Craig O. Morrison (collectively, the “Hexion Parties”), and Apollo Global Management, LLC (“Apollo”) and certain of its affiliates, including Leon Black and Joshua J. Harris (collectively, the “Apollo Parties”).  The Settlement Agreement concerns certain litigation matters related to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 12, 2007, among the Company, Hexion and Nimbus Merger Sub Inc.

Under the Settlement Agreement, upon full and final payment of all amounts due to the Company as described below, the Huntsman Parties, the Huntsman Family Stockholders the Hexion Parties and the Apollo Parties agreed to take all necessary and appropriate action to obtain the dismissal with prejudice of (i) the lawsuit in the Delaware Chancery Court, (ii) the Company’s lawsuit against the Apollo Parties in Montgomery County, Texas and (iii) Apollo Parties’ and Hexion’s lawsuit against the Company in New York.  The Settlement Agreement does not resolve the claims asserted by the Company against Credit Suisse and Deutsche Bank (collectively, the “Banks”) in the Company’s ongoing litigation against the Banks in Montgomery County, Texas (the “Texas Action Against the Banks”).

In addition, the Company agreed to promptly move to sever and dismiss the Apollo Parties from the Texas Action Against the Banks and Hexion agreed to seek leave to withdraw its claims in New York against the Banks (other than Hexion’s claims against the Banks related to a termination facility with the Banks under an existing commitment (the “Termination Facility”)).  The Company also agreed to cooperate with the Hexion Parties and the Apollo Parties in a shareholder action brought against them in New York by certain Huntsman shareholders, and the Hexion Parties and Apollo Parties have agreed to cooperate with the Company in the Texas Action Against the Banks, including by causing certain individuals to testify at trial if the Company so requests.  The parties also agreed to release each other from all claims and actions they have or may have against each other, other than claims arising out of ordinary course business commercial dealings and certain other specified matters.

Pursuant to the Settlement Agreement, Hexion, Apollo and certain of its affiliates have agreed to pay the Company an aggregate of $1 billion. Of the $1 billion, certain affiliates of Apollo have agreed to pay the Company $425 million in cash and purchase $250 million of the Company’s 7% Convertible Senior Notes (the “Notes”) in that principal amount (as more fully described below).  In addition, Hexion has agreed to pay the $325 million termination fee as required under the Merger Agreement. Apollo and its affiliates have agreed that at least $500 million of the purchase from and payments to the Company will be paid on or before December 31, 2008.  In addition, Hexion has agreed to pay to the Company the $325 million termination fee as soon as Hexion LLC receives the proceeds of the Termination Facility, but in no event later than March 31, 2009.  Any portion of the $1 billion that has not been paid to the Company by December 31, 2008 must be paid to the Company on or before March 31, 2009.

The Notes will be convertible at any time, at the option of the holder, into a number of shares of the Company’s common stock (“Common Stock”) determined by dividing (1) the principal amount of the Notes being converted by (2) the conversion price, initially equal to $7.86 (135% of $5.82, the closing price of the Common Stock on December 10, 2008) and subject to specified anti-dilution adjustments.  The Notes will bear interest at the rate of 7% per year payable semi-annually on July 1 and January 1 of each year, beginning on July 1, 2009.  Interest is payable either in cash or, at the Company’s option, in shares of the Common Stock having a market value at that time equal to the interest payment.

The Notes will mature on the 10th anniversary of the date they are issued.  At maturity, the Company may, at its option, pay the principal amount of the Notes in shares of the Common Stock having a market value at that time equal to the principal amount of the Notes, plus an amount equal to the underwriting spread of a nationally-recognized underwriter chosen by the Company that would be paid by a seller of the shares at such time.

The Company may redeem the Notes in whole, for cash, at the principal amount of the Notes plus accrued and unpaid interest, at any time after the third anniversary of the issue date so long as the closing price of the Common

Stock, for at least 20 consecutive trading days prior to the notice of redemption, exceeds 135% of the conversion price in effect at that time.

Upon the occurrence of certain change of control events, holders of the Notes may require the Company to redeem Notes for an amount equal to the principal amount of such Notes.

Promptly after the first anniversary of the issuance of the Notes, the Company will also file and thereafter maintain in effect a customary resale shelf registration statement covering the Common Stock that may be issued upon conversion of the Notes or received in payment of interest.  The holders of Notes will be restricted from selling or otherwise transferring the Notes or Common Stock issued upon conversion of the Notes to non-affiliates for a period of 12 months following the closing.

In addition, Apollo and the holders of Notes will enter into a Voting/Standstill Agreement prohibiting Apollo and related stockholders and certain of their affiliates from owning the Common Stock other than shares of Common Stock issued upon conversion of the Notes, received in payment of interest and principal thereon, in respect of distributions on any of the foregoing and shares beneficially owned on the effective date of such agreement.  The Voting/Standstill Agreement will also provide that shares of the Common Stock held by Apollo and certain related stockholders and their affiliates will be voted, at the election of the Company, either in the manner recommended by the Company’s Board of Directors or in the same proportion as other Company stockholders.  The Voting/Standstill Agreement will terminate upon the later to occur of (i) December 31, 2010 or (ii) the date on which none of Apollo and certain related entities beneficially or of record own Notes or any securities issued in respect thereof or otherwise, which represent 3% or more of the outstanding Common Stock.

The Notes will be senior unsecured obligations of Huntsman Corporation and will not be guaranteed by any of the Company’s subsidiaries, including Huntsman International.  The foregoing summary of the Notes is qualified in its entirety by the term sheet set forth as an annex to the Settlement Agreement.  The final terms of the Notes will be set forth in definitive documentation.

In addition, under the Settlement Agreement, the Company will indemnify and hold the Hexion Parties and their affiliates and assigns and the Apollo Parties and their affiliates and assigns (the “Hexion Releasees” and the “Apollo Releasees,” respectively) harmless from any claim for indemnification or contribution or any other claim asserted against either the Hexion Releasees or the Apollo Releasees by the Banks or their affiliates or assignees that in any way relates to or arises out of any claims made by the Huntsman Parties against the Banks (the “Indemnified Matters”), other than legal fees or expenses incurred by the Banks.  The aggregate amount paid by the Company to the Hexion Releasees and/or the Apollo Releasees pursuant to this indemnification will not exceed the amount of the Company’s recovery, if any, in the Texas Action Against the Banks, net of attorney fees, costs and expenses related to the Texas Action Against the Banks.  If the Company settles its claims against the Banks, the Company must also obtain a release in favor of the Hexion Releasees and the Apollo Releasees of any and all liability that they may have to any of the Banks that arises out of the Indemnified Matters.  The Hexion Releasees and the Apollo Releasees agree to use diligent efforts to vigorously defend and contest any claim, action or proceeding in respect of which they would be entitled to seek indemnification from the Company.

The foregoing description of the Settlement Agreement is a summary and is qualified in its entirety by the terms of the Settlement Agreement, a copy of which is filed herewith as Exhibit 10.1, and incorporated herein by reference.

Letter Agreement

Also on December 14, 2008, the Huntsman Parties entered into a Letter Agreement (the “Letter Agreement”) with the Hexion Parties and the Apollo Parties, pursuant to which the Company agreed to pay the Apollo Parties an amount of cash equal to 20% of the value of cash and non-cash consideration that is in excess of $500 million that the Company may obtain or receive in settlement in connection with any claims made by the Company against the Banks arising from or relating to the Merger Agreement, the transactions contemplated thereby and related matters, including the Texas Action Against the Banks, after the Company first recovers its attorneys’ fees, costs and expenses in making the claim.  In no circumstance will the aggregate amount of payments owed by the Company to the Apollo parties under the Letter Agreement exceed $425 million.  Moreover, in the event trial commences in the

Texas Action Against the Banks, any interest on the part of the Apollo Parties will terminate immediately and the Company will not owe any portion of any subsequent recovery to the Apollo Parties.  The Letter Agreement and the obligations thereunder terminate if the Company is not paid in full the $1 billion under the Settlement Agreement before April 1, 2009.

The foregoing description of the Letter Agreement is a summary and is qualified in its entirety by the terms of the Letter Agreement, a copy of which is filed herewith as Exhibit 10.2, and incorporated herein by reference.

On December 14, 2008, the Company issued a press release regarding the Settlement Agreement.  A copy of the press release is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Item 1.02.  Termination of a Material Definitive Agreement

On December 13, 2008, the Company sent notice to Hexion and Apollo that, pursuant to its terms, the Company terminated the Merger Agreement.  The Company filed a Current Report on Form 8-K on July 13, 2007 reporting its entering into the Merger Agreement and describing the terms thereof.

Following its termination of the Merger Agreement, on December 14, 2008, the Huntsman Parties entered into the Settlement Agreement and the Letter Agreement with the Hexion Parties and the Apollo Parties.  Summaries of the terms of the Settlement Agreement and the Letter Agreement are contained in Item 1.01 of this Current Report on Form 8-K and are qualified in their entirety by the terms of the Settlement Agreement and the Letter Agreement, copies of which are filed herewith as Exhibits 10.1 and 10.2, and incorporated herein by reference.

On December 14, 2008, the Company issued a press release regarding the termination of the Merger Agreement and its entering into the Settlement Agreement.  A copy of the press release is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit Number	Description

10.1

Settlement Agreement and Release, dated December 14, 2008, among Huntsman Corporation, Jon M. Huntsman, Peter R. Huntsman, Hexion Specialty Chemicals, Inc., Hexion LLC, Nimbus Merger Sub, Inc., Craig O. Morrison, Leon Black, Joshua J. Harris and Apollo Global Management, LLC and certain of its affiliates.

10.2

Letter Agreement, dated December 14, 2008, among Huntsman Corporation, Jon M. Huntsman, Peter R. Huntsman, Hexion Specialty Chemicals, Inc., Hexion LLC, Nimbus Merger Sub, Inc., Craig O. Morrison, Leon Black, Joshua J. Harris and Apollo Global Management, LLC and certain of its affiliates.

99.1	Press Release issued December 14, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 15, 2008	HUNTSMAN CORPORATION
HUNTSMAN INTERNATIONAL LLC

	By:	/s/ TROY M. KELLER
	Name:	Troy M. Keller
	Title:	Assistant Secretary

INDEX TO EXHIBITS

Exhibit Number	Description

10.1

Settlement Agreement and Release, dated December 14, 2008, among Huntsman Corporation, Jon M. Huntsman, Peter R. Huntsman, Hexion Specialty Chemicals, Inc., Hexion LLC, Nimbus Merger Sub, Inc., Craig O. Morrison, Leon Black, Joshua J. Harris and Apollo Global Management, LLC and certain of its affiliates.

10.2

Letter Agreement, dated December 14, 2008, among Huntsman Corporation, Jon M. Huntsman, Peter R. Huntsman, Hexion Specialty Chemicals, Inc., Hexion LLC, Nimbus Merger Sub, Inc., Craig O. Morrison, Leon Black, Joshua J. Harris and Apollo Global Management, LLC and certain of its affiliates.

99.1	Press Release issued December 14, 2008.